Exhibit 99.1
NOTICE OF MANDATORY REDEMPTION
TO THE HOLDERS OF GOLDEN STATE PETROLEUM TRANSPORT CORPORATION
8.04% FIRST PREFERRED MORTGAGE NOTES DUE 2019
(CUSIP 38121E AJ2/ISIN US38121EAJ29)

(the “Notes”)

NOTICE IS HEREBY GIVEN THAT, pursuant to Section 12.1(d)(i) of the Indenture dated as of December 1, 1996, as heretofore supplemented and amended (the “Indenture”), among Golden State Petroleum Transport Corporation (the “Company”), as Agent, Golden State Petro (IOM I-A) PLC, Golden State Petro (IOM I-B) PLC (the “Owner”) and The Bank of New York Mellon, as successor Indenture Trustee (the “Trustee”), there is hereby called for redemption on June 9, 2014 (the “Redemption Date”), $39,720,000 aggregate principal amount of the Company’s outstanding Notes (the “Allocated Principal Amount of the Mortgage Notes for Vessel B”) at the Redemption Price of 100% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”). The Company’s obligation to redeem the Allocated Principal Amount of the Mortgage Notes for Vessel B on the Redemption Date arises from the sale by the Owner of Vessel B (M.T. “Ulysses”, Official Number 731073) on March 11, 2014, in an amount at least equal to an Adequate Bid. Pursuant to Section 12.1(d) (iii) of the Indenture, the related redemption must occur on the 90th day after the sale of Vessel B.

The Indenture provides that the Notes shall be redeemed ratably from each Holder in accordance with the procedures set forth in the Indenture. Since the Notes, however, are held in global form through The Depository Trust Company (“DTC”), interests in such Notes shall be selected for redemption by DTC ratably in accordance with its procedures therefor.

On the Redemption Date, the portions of the Notes to be redeemed as aforesaid will become due and payable at the Redemption Price.

Unless the Company defaults in making payment of the Redemption Price, interest on the portions of the Notes being redeemed shall cease to accrue on and after the Redemption Date.

The Notes should be surrendered to The Bank of New York Mellon, as Paying Agent, at the office referred to below, for payment of the Redemption Price.  If payment is requested to be made to any person other than the registered holder, a written instrument of transfer duly executed by the registered holder must accompany the Notes.

The Notes should be surrendered to the Paying Agent for payment of the Redemption Price at the office of the Paying Agent as follows:

By Mail, Hand or Courier The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, New York 13057

The method chosen for the delivery of the Notes is at the option and risk of the holder.  If delivery is by mail, use of registered or certified mail, properly insured is suggested.  Notes held through DTC should be surrendered for redemption in accordance with DTC’s procedures therefor.

Under the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001, paying agents making payments of interest or principal on securities may be obligated to withhold a 28% tax from remittance to individuals who have failed to furnish the paying agent with a valid taxpayer identification number.  Holders of the Notes who wish to avoid the imposition of the tax should submit certified taxpayer identification numbers when presenting their Notes for payment.

The CUSIP and ISIN numbers referred to above have been assigned to the Notes by an organization not affiliated with the Company or the Trustee and are included solely for the convenience of the Holders of the Notes.  Neither the Company nor the Trustee shall be responsible for the selection or use of these CUSIP or ISIN numbers, nor is any representation made as to their correctness on the Notes or as indicated in this redemption notice.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Indenture.

 GOLDEN STATE PETROLEUM TRANSPORT CORPORATION

Dated:   May 8, 2014